Exhibit 2.1

                  AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of December 17, 2004 ("Agreement"), among Peoples Community Bancorp, Inc. ("Bancorp"), a Maryland corporation, Peoples Community Bank (the "Bank"), a federally-chartered savings bank and a wholly-owned subsidiary of Bancorp, American State Corporation ("ASC"), an Indiana corporation, and American State Bank ("American"), an Indiana-chartered commercial bank and wholly-owned subsidiary of ASC.

                          WITNESSETH:

     WHEREAS, the Boards of Directors of Bancorp, the Bank, ASC and American have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided for herein; and

     WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

     WHEREAS, as a condition and inducement to the willingness of Bancorp to enter into this Agreement, the directors of ASC Directors are concurrently entering into a Stockholder Agreement with Bancorp (the "Stockholder Agreement"), in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, such directors agree to vote their shares of ASC Capital Stock (as defined below) in favor of this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                            ARTICLE I

                           THE MERGER

     1.01 The Merger. Subject to the terms and conditions of this Agreement and subject to and in accordance with an Agreement of Merger, a copy of which is attached hereto as Exhibit B (the "Agreement of Merger"), between ASC and ASC Acquisition Corp. ("Interim"), an Indiana corporation to be formed as a wholly-owned subsidiary of the Bank in connection with the transactions contemplated hereby, at the Effective Time (as defined in Section
1.05 hereof), Interim shall be merged with and into ASC in accordance with Chapter 40 of the Indiana Business Corporation Law ("IBCL") (the "Merger"), with ASC as the surviving corporation (hereinafter sometimes called the "Surviving Corporation"). Simultaneously with or as soon as practicable after the Merger, the Surviving Corporation shall be merged with and liquidated into the Bank (the "Liquidation") in accordance with a Plan of Complete Liquidation, the form of which is attached hereto as Exhibit C. Simultaneously with or immediately following consummation of the Liquidation, American shall be merged with and into the Bank, with the Bank as the resulting institution (the "Bank Merger").


     1.02 Effect of the Merger. As of the Effective Time (as defined in Section 1.05 hereof), the Surviving Corporation shall be considered the same business and corporate entity as each of ASC and Interim and thereupon and thereafter, all the property, rights, powers and franchises of each of ASC and Interim shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of ASC and Interim and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of ASC and Interim in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of ASC and Interim is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of ASC and Interim if the Merger had not occurred. At the Effective Time, the directors and officers of the Surviving Corporation shall be the persons designated in Section 1.04.

     1.03 Articles of Incorporation and Bylaws.  As of the
Effective Time, the Articles of Incorporation and Bylaws of ASC shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until otherwise amended as provided by law.

     1.04 Directors and Officers. As of the Effective Time, the directors and officers of Interim shall become the directors and officers of the Surviving Corporation. If requested by Bancorp, the directors of ASC and/or American shall resign as of the Effective Time.

     1.05 Effective Time. The Merger shall become effective upon the occurrence of the filing of Articles of Merger with the Secretary of State of the State of Indiana, unless a later date and time is specified as the effective time in such Articles of Merger ("Effective Time"). A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., on the fifth business day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article V of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), at the offices of Bancorp or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to Bancorp, the Bank, ASC and American the certificates and other documents required to be delivered under Article V hereof.

     1.06 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Bancorp, with the prior written consent of ASC, which consent shall not be unreasonably withheld, may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the stockholders of ASC as a result


                               2


of such modification, (ii) the consideration to be paid to holders of ASC Common Stock (as defined below) under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or impair or prevent the satisfaction of any conditions to the Closing.

     1.07 Conversion of ASC Capital Stock. As of the Effective Time, each share of Class A and Class B common stock, no par value, of ASC (the "ASC Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares (i) as to which dissenters' rights have been asserted and duly perfected in accordance with the IBCL ("Dissenting Shares"), and (ii) held by ASC (including treasury shares) or Bancorp or the Bank other than in a fiduciary capacity, which shares shall be cancelled) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and by operation of law be converted into and represent the right to receive from Bancorp, $4.79 in cash (the "Common Consideration"). In addition, as of the Effective Time, each share of preferred stock, par value $1,000 per share, of ASC ("ASC Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and by operation of law be converted into and represent the right to receive from the Bank, $1,000 in cash (the "Preferred Consideration"). The aggregate consideration to be paid for the conversion of all outstanding shares of ASC Common Stock and ASC Preferred Stock is hereinafter referred to as the "Aggregate Merger Consideration." ASC Common Stock and ASC Preferred Stock are together referred to as "ASC Capital Stock."

     In addition, holders of ASC Common Stock shall have a proportionate interest in funds, if any, remaining in the escrow account to be established at Closing in accordance with the Holdback Escrow Agreement, attached hereto as Exhibit D.

     1.08 Exchange Procedures

     (a) As of the Effective Time, Bancorp shall deposit in trust with an exchange agent designated by Bancorp and reasonably acceptable to ASC (the "Exchange Agent") cash in an amount equal to the Aggregate Merger Consideration. No later than ten business days following the Effective Time, Bancorp shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of ASC Capital Stock a notice and letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing shares of ASC Capital Stock shall pass only upon proper delivery of such certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of ASC Capital Stock in exchange for the consideration set forth in Section 1.07 hereof deliverable in respect thereof pursuant to this Agreement. Within five business days following receipt of surrendered certificates and a properly completed letter of transmittal, the Exchange Agent shall deliver the Common Consideration and/or the Preferred Consideration to each former ASC stockholder. The Exchange Agent shall accept such


                               3


certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

     (b) Each outstanding certificate which prior to the Effective Time represented ASC Common Stock (other than Dissenting Shares) or ASC Preferred Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence the right to receive the Common Consideration or the Preferred Consideration as the case may be. After the Effective Time, there shall be no further transfer on the records of ASC of certificates representing shares of ASC Capital Stock and if such certificates are presented to ASC for transfer, they shall be cancelled against delivery of the Common Consideration or the Preferred Consideration as hereinabove provided.

     (c) Bancorp shall not be obligated to deliver the Common Consideration or the Preferred Consideration to which a holder of ASC Common Stock or ASC Preferred Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of ASC Common Stock or ASC Preferred Stock for exchange as provided in this Section 1.08, or, in lieu thereof, an appropriate affidavit of loss and indemnity agreement as may be required in each case by Bancorp. If payment of the Common Consideration or the Preferred Consideration is to be made in a name other than that in which the certificate evidencing ASC Common Stock or ASC Preferred Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the certificate and otherwise in proper form for transfer and that the person requesting such payment pay to the Exchange Agent in advance, any transfer or other tax required by reason of the payment in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) Any portion of either the Common Consideration or the Preferred Consideration delivered to the Exchange Agent by Bancorp pursuant to Section 1.07 that remains unclaimed by the stockholders of ASC for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Bancorp. Any stockholders of ASC who have not exchanged their shares of ASC Common Stock for the Common Consideration or their shares of ASC Preferred Stock for Preferred Consideration in accordance with this Agreement shall thereafter look only to Bancorp for the consideration deliverable in respect of each share of ASC Common Stock or ASC Preferred Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding certificates for shares of ASC Common Stock or ASC Preferred Stock are not surrendered or the payment for them is not claimed prior to the date on which payment of the Common Consideration or Preferred Consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Bancorp (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar


                               4

laws. Bancorp and the Exchange Agent shall be entitled to rely upon the stock transfer books of ASC to establish the identity of those persons entitled to receive the Common Consideration or Preferred Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate, Bancorp and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

     1.09 Withholding Rights. Bancorp (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of ASC Capital Stock such amounts as Bancorp is required under the Internal Revenue Code of 1986, as amended ("Code") or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of ASC Common Stock or ASC Preferred Stock in respect of which such deduction and withholding was made by Bancorp.

     1.10 Dissenting Shares. Each outstanding share of ASC Capital Stock the holder of which has perfected his right to dissent under the IBCL and has not effectively withdrawn or lost such rights as of the Effective Time shall not be converted into or represent a right to receive the Common Consideration or Preferred Consideration, as applicable, and the holder thereof shall be entitled only to such rights as are granted by the IBCL. ASC shall give Bancorp prompt notice upon receipt by ASC of any such written demands for payment of their fair value of such shares of ASC Capital Stock and of withdrawals of such demands and any other instruments provided pursuant to the IBCL (any stockholder duly making such demand being hereinafter called a "Dissenting Stockholder"). Any payments made in respect of Dissenting Shares shall be made by Bancorp. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder's shares of ASC Capital Stock shall be converted into a right to receive the Common Consideration or Preferred Consideration, as applicable, in accordance with the applicable provisions of this Agreement.

     1.11 Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of ASC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, ASC and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of ASC or otherwise to take any and all such action.

     1.12 Interim Shares. Each outstanding share of common stock of Interim, $.01 par value per share ("Interim Common Stock"), on the Effective Time shall be converted automatically and without any action on the part of the holder thereof into an equal number of shares of the Surviving



                               5

Corporation, which shall constitute all of the outstanding common stock of the Surviving Corporation.


                           ARTICLE II

             REPRESENTATIONS AND WARRANTIES OF ASC
                          AND AMERICAN

     References to "ASC Disclosure Schedules" shall mean all of the disclosure schedules required by this Article II and Article IV hereof, dated as of the date hereof and referenced to the specific sections and subsections of this Agreement, which have been delivered by ASC to Bancorp. ASC and American hereby represent and warrant to Bancorp and the Bank as follows as of the date hereof:

     2.01 Corporate Organization.

     (a) ASC is a corporation duly organized and validly existing under the laws of the State of Indiana. ASC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (if and to the extent the concept of good standing is recognized in such jurisdiction) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect (as defined below). ASC is registered as a bank holding company under the Bank Holding Company Act of 1956 ("BHCA"). ASC Disclosure
Schedule 2.01(a) sets forth true and complete copies of the Articles of Incorporation and Bylaws of ASC as in effect on the date hereof.

     For the purposes of this Agreement, the term "Material Adverse Effect" shall mean any effect that (i) is material and adverse to the financial condition, results of operations or business of ASC and American, either individually or considered as one enterprise and results in a substantial diminution of value of ASC and American, either individually or considered as one enterprise or (ii) materially impairs the ability of ASC and/or American to consummate the transactions contemplated by this Agreement and the Agreement of Merger, provided, however, that the term "Material Adverse Effect" shall not be deemed to include (i) the impact of changes in (a) laws, regulations, or policies of any Federal or state court, administrative agency, commission or other governmental authority or interpretations thereof; (b) generally accepted accounting principles; or (c) interest rates, that in each case are generally applicable to the banking industry, (ii) actions taken or to be taken by ASC or American upon the written request of Bancorp pursuant to this Agreement or the Agreement of Merger, (iii) any adverse effect resulting from or relating to the announcement or pendency of the Merger, pursuant to Section 4.10 below or (iv) any losses related to the assets listed in Appendix A to the Holdback Escrow Agreement.


                               6

     (b) The only direct or indirect subsidiaries of ASC are American and American State Advisory Group Corp. ("Advisory"). Advisory is an Indiana corporation and a wholly-owned subsidiary of American. Disclosure Schedule 2.01(b)(i) sets forth true and complete copies of the Articles of Incorporation and Bylaws of American and Advisory as in effect on the date hereof. American and Advisory (i) are duly organized and validly existing under the laws of the State of Indiana, (ii) have the corporate power and authority to own or lease all of their respective properties and assets, and (iii) are duly licensed or qualified to do business and are in good standing (if and to the extent the concept of good standing is recognized in such jurisdiction) in each jurisdiction in which the nature of the business respectively conducted by them or the character or location of the respective properties and assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. ASC and American have satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with their state and/or federal regulatory agencies. Other than American and Advisory, and except as set forth in ASC Disclosure Schedule 2.01(b)(ii), ASC does not own or control, directly or indirectly, greater than a 5% equity interest in any corporation, company, association, partnership, joint venture or other entity.

     2.02 Capitalization. The authorized capital stock of ASC consists of 10,000,000 shares of ASC Common Stock, of which 1,469,062 are issued and outstanding as of the date hereof, and 100,000 shares of ASC Preferred Stock, of which 700 shares are issued and outstanding as of date hereof. All issued and outstanding shares of ASC Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. ASC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of ASC or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.

     2.03 Authority; No Violation.

     (a) Subject to the approval of this Agreement by the stockholders of ASC Capital Stock, ASC and American have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the boards of directors of ASC and American. Except for the adoption of this Agreement by the holders of ASC Capital Stock, no other corporate proceedings on the part of ASC or American are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by ASC and American and constitutes the valid and binding obligation of ASC and American, enforceable against them in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.


                               7

     (b) Subject to the approval of this Agreement by the stockholders of ASC Capital Stock, ASC has full corporate power and authority to execute and deliver the Agreement of Merger and to consummate the transactions contemplated thereby in accordance with the terms thereof. The execution and delivery of the Agreement of Merger by ASC and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of ASC. The Agreement of Merger, upon its execution and delivery by ASC, will constitute a valid and binding obligation of ASC, enforceable against it in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

     (c) None of the execution and delivery of this Agreement by ASC and American, the execution and delivery of the Agreement of Merger by ASC, the consummation by ASC and American of the transactions contemplated hereby in accordance with the terms hereof, the consummation by ASC of the transactions contemplated by the Agreement of Merger in accordance with the terms thereof, compliance by ASC and American with any of the terms or provisions hereof or compliance by ASC with any terms or provisions of the Agreement of Merger, will (i) violate any provision of the Articles of Incorporation, Charter or Bylaws of ASC or American, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ASC or American or any of their respective properties or assets, or (iii) except as disclosed in Disclosure Schedule 2.03(c), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of ASC or American under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ASC or American are a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect and which will not prevent or delay the consummation of the transactions contemplated hereby. Except as set forth in Disclosure Schedule 2.03(c) and for consents and approvals of or filings or registrations with or notices to the Board of Governors of the Federal Reserve System (the "FRB")), the Department of Financial Institutions of the State of Indiana (the "Department"), the Federal Deposit Insurance Corporation ("FDIC") the Secretary of State of the State of Indiana, and the stockholders of ASC, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency, or non-governmental third party are required on behalf of ASC in connection with (a) the execution and delivery of this Agreement by ASC and American or the execution and delivery of the Agreement of Merger by ASC, and (b) the completion by ASC and American of the transactions contemplated hereby or the completion by ASC of the transactions contemplated by the Agreement of Merger.

     (d) As of the date hereof, neither ASC nor American is aware of any reasons relating to ASC or American why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated hereby.


                               8

     2.04 Financial Statements.

     (a) ASC has previously delivered to Bancorp copies of the consolidated statements of financial condition of ASC as of December 31, 2003 and 2002 and the related consolidated statements of operations, consolidated income (loss), stockholders' equity and cash flows for the years ended December 31, 2003, 2002 and 2001, in each case accompanied by the respective audit report of Clifton Gunderson, LLP or Crowe Chizek and Company, LLC, independent public accountants, as well as the unaudited consolidated statements of financial condition of ASC as of September 30, 2004 and the related unaudited consolidated statements of operations, consolidated income (loss) and stockholders' equity for the nine months ended September 30, 2004 and 2003. The consolidated balance sheets of ASC referred to herein, as well as the financial statements to be delivered pursuant to Section 4.04 hereof, (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the consolidated financial condition of ASC as of the respective dates set forth therein, and the related consolidated statements of income and stockholders' equity (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the results of the consolidated income and stockholders' equity for the respective periods or as of the respective dates set forth therein (it being understood that ASC's interim financial statements are not audited and are not prepared with all related notes but have been, or will be, prepared in compliance with all applicable legal and regulatory accounting requirements and reflect all adjustments which are, in the opinion of ASC, necessary for a fair presentation of such financial statements).

     (b) Each of the audited financial statements referred to in this Section 2.04 (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved. The books and records of ASC are being maintained in material compliance with applicable legal and accounting requirements.

     (c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of Section 2.04(a) or the notes thereto, and except for liabilities incurred since September 30, 2004 in the ordinary course of business and consistent with past practice, ASC does not have any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, results of operations, assets or financial condition of ASC and American taken as a whole.

     2.05 Absence of Certain Changes or Events. Except as set forth in ASC Disclosure Schedule 2.05, since September 30, 2004,
(i) ASC and American have conducted their businesses in the ordinary and usual course and (ii) no event has occurred or circumstances arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

     2.06 Legal Proceedings. Except as disclosed in ASC Disclosure Schedule 2.06, neither ASC nor American is a party to any, and there are no pending or, to the knowledge of ASC and American, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against ASC or American, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of ASC and


                               9

American will not have a Material Adverse Effect.
Neither ASC nor American is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect.

     2.07 Taxes and Tax Returns.

     (a) ASC and American have duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined), and have duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and disclosed in writing to Bancorp) and (ii) have not finally been determined. ASC has established (and until the Effective Time will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable for periods ending on or prior to the Effective Time, whether or not disputed or accrued. Except as set forth in ASC Disclosure Schedule 2.07(a), (i) the federal income tax returns of ASC have been examined by the Internal Revenue Service ("IRS"), and (ii) the Indiana income tax returns of ASC have been examined by applicable authorities, and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full.
There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon ASC or American, nor has ASC given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

     (b) Except as set forth in ASC Disclosure Schedule 2.07(b), ASC (i) has not requested any extension of time within which to file any Return which Return has not since been filed, (ii) is not a party to any agreement providing for the allocation or sharing of Taxes, (iii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by ASC (nor does ASC have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

     (c) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon ASC.

     2.08 Employee Benefit Plans.

     (a) ASC Disclosure Schedule 2.08(a) sets forth all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of ASC and American (the "Employees") and current or former directors of ASC and American including, but not limited to,


                              10

"employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefits Plans"). True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided or otherwise made available to Bancorp.

     (b) All Benefits Plans other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under
Section 401(a) of the Code, has received a favorable determination letter from the IRS, and ASC is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no material pending or, to ASC's knowledge, threatened litigation relating to the Benefits Plans. Neither ASC nor American has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject ASC or American to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

     (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by ASC or American with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with ASC under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither ASC nor American has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12 - month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

     (d) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of ASC. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.
Neither ASC nor American has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (e) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material


                              11

change in the financial condition of such Plan since the last day of the most recent plan year.

     (f) Neither ASC nor American has any obligations for retiree health and life benefits under any Benefit Plan other than as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. ASC or American may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

     (g) Except as set forth on ASC Disclosure Schedule 2.08(g), none of the execution of this Agreement, stockholder approval of this Agreement or consummation of the transactions contemplated hereby will (A) entitle any employees of ASC or American to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

     2.09 Regulatory Reports. Since January 1, 2001, ASC and American have duly filed with the FRB, the FDIC and the Department in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and ASC has delivered or made available to Bancorp accurate and complete copies of such reports. ASC Disclosure
Schedule 2.09 lists all examinations of ASC or American conducted by the applicable regulatory authorities since January 1, 2001 and the dates of any responses thereto submitted by ASC or American. Except as set forth in ASC Disclosure Schedule 2.09, in connection with the most recent examinations of ASC or American by the applicable regulatory authorities, neither ASC nor American were required to correct or change any action, procedure or proceeding which ASC or American believe has not been now corrected or changed as required other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect.

     2.10 Compliance with Applicable Law.

     (a)  Except as disclosed in ASC Disclosure Schedule 2.10,
(i) ASC and American have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect; (ii) all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and (iii) to the best knowledge of ASC and American, no suspension or cancellation of any of the same is threatened.

     (b) Neither ASC nor American is in violation of its Articles of Incorporation, Charter or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all



                              12

banking, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect, and neither ASC nor American has received any notice or communication from any federal, state or local governmental authority asserting that ASC or American is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect. Except as set forth in ASC Disclosure Schedule 2.10, neither ASC nor American is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all commercial banks issued by governmental authorities), and has not received any written communication requesting that it enter into any of the foregoing.

     2.11 Deposit Insurance. The deposit accounts of American are insured by the Bank Insurance Fund administered by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended ("FDIA"), and American has paid all premiums and assessments required by the FDIA and the regulations thereunder.

     2.12 Certain Contracts.

     (a) Except as disclosed in ASC Disclosure Schedule 2.12(a), neither ASC nor American is a party to, is bound by, receives, or is obligated to pay benefits under, (i) any agreement, arrangement or commitment, including without limitation, any agreement, indenture or other instrument relating to the borrowing of money by ASC or American (other than in the case of federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by ASC or American of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer of ASC or American,
(iii) any contract, agreement or understanding with a labor union, (iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of ASC or American upon execution of this Agreement and the Agreement of Merger or upon or following consummation of the transactions contemplated by this Agreement or the Agreement of Merger (either alone or in connection with the occurrence of any additional acts or events), (v) any agreement, arrangement or understanding to which ASC or American is a party or by which any of the same is bound which limits the freedom of ASC or American to compete in any line of business or with any person, or (vi) any other agreement, arrangement or understanding to which ASC or American is a party and which is material to the business, results of operations, assets or financial condition of ASC or American taken as a whole (excluding loan agreements or agreements relating to deposit accounts), in each of the foregoing cases whether written or oral.

     (b) Neither ASC nor American is in default or in non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, which default or non-


                              13

compliance would have a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

     (c) Neither ASC nor American is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included in ASC's unaudited financial statements at and for September 30, 2004 and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives."

     2.13 Properties and Insurance.

     (a) All real and personal property owned by ASC or American or presently used by them in their respective businesses is in adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of ASC and American in the ordinary course of business consistent with their past practices. ASC and American have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in ASC's consolidated balance sheet as of September 30, 2004, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 2004), subject to no encumbrances, liens, mortgages, securities interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated balance sheet, (ii) statutory liens for current taxes not yet due, (iii) such encumbrances, liens, mortgages, securities interests, pledges and title imperfections that are not in the aggregate material to the business, results of operations, assets or financial condition of ASC and American taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports prior to the date hereof. ASC and American as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by ASC and American and the consummation of the transactions contemplated hereby and by the Agreement of Merger will not affect any such right in a way that would have a Material Adverse Effect. ASC Disclosure
Schedule 2.13(a) sets forth an accurate listing of each lease pursuant to which ASC or American act as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same.

     (b) The business operations and all insurable properties and assets of ASC and American are insured for its benefit against all risks which, in the reasonable judgment of the management of ASC and American, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of ASC and American adequate for the business engaged in by ASC and American. As of the date hereof, neither ASC nor American has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in material default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.


                              14

     2.14 Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meaning:

     "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to
(1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq; and all comparable state and local laws, and
(2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

     "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component. Hazardous Substances include without limitation petroleum (including crude oil or any fraction thereof), asbestos, radioactive material, and polychlorinated biphenyls.

     "Loan Portfolio Properties" means those properties which serve as collateral for loans owned by ASC or American.

     "Other Properties Owned" means those properties owned, leased or operated by ASC or American which are not Loan
Portfolio Properties.

     (a) Except as set forth in ASC Disclosure Schedule 2.14(a), to the knowledge of ASC and American, neither ASC nor American has been and are not in violation of or liable under any Environmental Law.

     (b) None of the Other Properties Owned is the subject of liability under, or, to the knowledge of ASC and American, has been in violation of, any Environmental Law except any such violations or liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.


                              15

     (c) Except as disclosed in ASC Disclosure Schedule 2.14(c), to the knowledge of ASC and American, none of the Loan Portfolio Properties has been in violation of, or is the subject of liability under, any Environmental Law except any such violations or liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

     (d) There are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the knowledge of ASC and American, threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a Material Adverse Effect.

     (e) ASC Disclosure Schedule 2.14(e) lists (i) any environmental studies which have been undertaken by, or on behalf of, ASC or American with respect to the Other Properties Owned and (ii) any correspondence known to ASC or American with respect to the Other Properties Owned and issues related to Environmental Laws.

     2.15 Allowance for Loan Losses and Real Estate Owned. The allowance for loan losses reflected on ASC's consolidated balance sheets included in the consolidated financial statements referred to in Section 2.04 hereof, and as supplemented pursuant to the Holdback Escrow Agreement referenced above in Section 1.07 and attached as Exhibit D, is in the opinion of ASC's management, adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries. The real estate owned reflected on the consolidated balance sheets included in the consolidated financial statements referred to in Section 2.04 hereof is carried at book value until it is either appraised or sold, as allowed by generally accepted accounting principles.

     2.16 Minute Books. The minute books of ASC and American contain complete and accurate records of all meetings and other corporate action held or taken by their Boards of Directors
(including committees of its Board of Directors) and stockholders.

     2.17 Broker Fees.  Except as set forth in ASC Disclosure
Schedule 2.17, neither ASC nor American nor any of the respective directors or officers, has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

     2.18 Proxy Statement Information. None of the information relating to it which is included in the proxy statement distributed by ASC to its stockholders in order to solicit their approval of this Agreement and the transactions contemplated hereby ("Proxy Statement"), as of the date such Proxy Statement is mailed to its stockholders and up to and including the date of the meeting of its stockholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.


                              16

     2.19 Transactions with Affiliates. Except as set forth in ASC Disclosure Schedule 2.19, there are no existing or pending transactions, nor are there any agreements or understandings, with any directors, officers or employees of ASC or American or any person or entity affiliated with it (collectively, "Affiliates"), relating to, arising from or affecting ASC and American, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of ASC or American.

     2.20 Required Vote; Inapplicability of Antitakeover
Statutes; Fairness Opinion.

     (a) This Agreement and the transactions contemplated hereby are required to be approved on behalf of ASC by the affirmative vote of the holders of at least a majority of the outstanding shares of the ASC Capital Stock.

     (b) No "control share acquisition," "interested stockholder," "fair price" or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

     (c) ASC has received a written opinion of David A. Noyes & Company, dated the date hereof with respect to the fairness of the Merger Consideration to be received by the stockholders of ASC pursuant to this Agreement from a financial point of view.

     2.21 Disclosures. No representation or warranty contained in Article II of this Agreement, and no statement contained in the ASC Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.


                          ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF BANCORP AND THE BANK

     References to "Bancorp Disclosure Schedules" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered by Bancorp to ASC. Bancorp and the Bank hereby represent and warrant to ASC and American as follows as of the date hereof:


                              17

     3.01 Corporate Organization.

     (a) Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Bancorp has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of Bancorp to consummate the transactions contemplated hereby. Bancorp is registered as a savings and loan holding company under the Home Owners' Loan Act.

     (b) The Bank is duly organized, validly existing and in good standing under the laws of the United States of America and is a wholly-owned subsidiary of Bancorp. The Bank (i) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of Bancorp and the Bank to consummate the transactions contemplated hereby.

     (c) Interim will be at the Effective Time an interim stock corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Interim will not engage in any business other than in connection with the transactions contemplated by this Agreement and the Agreement of Merger and Interim will have no material obligations or liabilities other than its obligations hereunder.

     3.02.     Authority; No Violation.

     (a) Bancorp and the Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Bancorp and the Bank, and no other corporate proceedings on the part of Bancorp or the Bank are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Bancorp and the Bank and constitutes a valid and binding obligation of Bancorp and the Bank, enforceable against them in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.


                              18

     (b) At the Effective Time, Interim will have full corporate power and authority to execute and deliver the Agreement of Merger and to consummate the transactions contemplated thereby in accordance with the terms thereof. At the Effective Time, the execution and delivery of the Agreement of Merger by Interim and the consummation of the transactions contemplated thereby will have been duly and validly approved by the Board of Directors of Interim and by Bank as the sole stockholder of Interim, and no other corporate proceedings on the part of Interim are necessary to consummate the transactions so contemplated. The Agreement of Merger, upon its execution and delivery by Interim, will constitute a valid and binding obligation of Interim, enforceable against it in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

     (c) None of the execution and delivery of this Agreement by Bancorp and the Bank, the execution and delivery of the Agreement of Merger by Interim, the consummation by Bancorp and the Bank of the transactions contemplated hereby in accordance with the terms hereof, the consummation by Interim of the transactions contemplated by the Agreement of Merger, compliance by Bancorp or the Bank with any of terms or provisions hereof or compliance by Interim with any terms or provisions of the Agreement of Merger, will (i) violate any provision of the Certificate of Incorporation, Charter or Bylaws of Bancorp, the Bank or Interim,
(ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction appli cable to Bancorp, the Bank or Interim or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Bancorp, the Bank or Interim under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bancorp, the Bank or Interim is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Bancorp and the Bank taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Secretary of State of the State of Indiana, the Department, the FRB, the FDIC and the OTS, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency or non-governmental third party are required on behalf of Bancorp, the Bank and Interim in connection with (a) the execution and delivery of this Agreement by Bancorp and the Bank or the execution and delivery of the Agreement of Merger by Interim and (b) the completion by Bancorp and the Bank of the transactions contemplated hereby or the completion by Interim of the transactions contemplated by the Agreement of Merger.

     (d) As of the date hereof, neither Bancorp nor the Bank is aware of any reasons relating to Bancorp or the Bank why all consents and approvals shall not be procured from all regulatory


                              19

agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated hereby.

     3.03.     Financial Statements.

     (a) Bancorp has previously delivered to ASC copies of the unaudited consolidated statement of financial condition of Bancorp as of June 30, 2004, and the related unaudited consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for the nine months ended June 30, 2004 and 2003. The consolidated statements of financial condition of Bancorp referred to herein (including the related notes, where applicable) fairly present, the consolidated financial condition of Bancorp as of the respective dates set forth therein, and the related consolidated statements of earnings, stockholders' equity and cash flows (including the related notes, where applicable) fairly present the results of the consolidated earnings, stockholders' equity and cash flows of Bancorp for the respective periods or as of the respective dates set forth therein (it being understood that Bancorp's interim financial statements are not audited and are not prepared with all related notes but reflect all adjustments which are, in the opinion of Bancorp, necessary for a fair presentation of such financial statements).

     (b)  Each of the financial statements referred to in this
Section 3.03 (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved. The books and records of Bancorp and the Bank are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

     (c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in this Section 3.03 or the notes thereto or liabilities incurred since June 30, 2004 in the ordinary course of business and consistent with past practice, neither Bancorp nor the Bank has any obligation or liability, whether absolute, accrued, contingent or otherwise, which would have a material adverse effect on the ability of Bancorp and the Bank to consummate the transactions contemplated hereby.

     3.04 Ability to Pay Merger Consideration.  Bancorp or the
Bank will have available to it as of the Effective Time sufficient cash to pay the Aggregate Merger Consideration to stockholders of ASC as set forth in Section 1.07.

     3.05 Legal Proceedings. Neither Bancorp nor the Bank is a party to any, and there are no pending or, to the best knowledge of Bancorp and the Bank, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Bancorp or the Bank, except such proceedings, claims actions or governmental investigations which in the good faith judgment of Bancorp and the Bank will not have a material adverse effect on the ability of Bancorp and the Bank to consummate the transactions contemplated hereby.

     3.06 Broker Fees.   Neither Bancorp nor the Bank, nor any of
their respective directors or officers, has employed any consultant, broker or finder or incurred any liability for any consultant's,


                              20

broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

     3.07 Certain Information. None of the information relating to Bancorp supplied or to be supplied by Bancorp to ASC expressly for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of ASC and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     308 No Knowledge. As of the date hereof only, neither Bancorp nor the Bank has any knowledge (as defined in Section 7.09(i)) of any breach of the representations and warranties contained in Article II hereof by ASC or American that would have a Material Adverse Effect.

     3.09 Disclosures. No representation or warranty contained in Article III of this Agreement, and no statement contained in the Bancorp Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

                           ARTICLE IV

                    COVENANTS OF THE PARTIES

     4.01. Conduct of the Business of ASC and American. During the period from the date hereof to the Effective Time, ASC and American shall conduct their respective businesses and engage in transactions permitted hereunder or only in the ordinary course and consistent with past practice. ASC and American shall use all reasonable efforts to (i) preserve their business organization intact, (ii) keep available for themselves, Bancorp and the Bank the present services of the employees of ASC and American, and (iii) preserve for themselves, Bancorp and the Bank the goodwill of their customers and others with whom business relationships exist.

     4.02. Negative Covenants. ASC agrees that from the date hereof to the Effective Time, except as otherwise approved by Bancorp in writing or as permitted or required by this Agreement, ASC will not and ASC will not permit American to:

     (i) amend or change any provision of its Articles of Incorporation, Charter or Bylaws;

     (ii) change the number of shares of its authorized or issued capital stock (except upon the exercise of ASC options) or issue or grant any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of ASC, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;


                              21

     (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combina tion thereof) in respect of the capital stock of ASC except for all regular quarterly cash dividends not in excess of 7% per share of ASC Preferred Stock, which dividends shall be paid in accordance with the terms of the ASC Preferred Stock;

     (iv) grant any severance or termination pay (other than pursuant to binding contracts, plans, or policies of ASC or American in effect on the date hereof and disclosed to Bancorp on ASC Disclosure Schedule 2.12(a)) to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers or employees; or award any increase in compensation or benefits to its directors, officers or employees except as set forth in Section 4.12(h);

     (v) enter into or modify any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice;

     (vi) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practice and policies;

     (vii) enter into any new capital commitments or make any capital expenditures in excess of $5,000 each other than pursuant to binding commitments existing on the date hereof, other than expenditures necessary to maintain existing assets in good repair;

     (viii) file any applications or make any contract with respect to branching or site location or relocation;

     (ix) make any material change in its accounting methods or practices, other than changes required by changes in laws or regulations or generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations;

     (x) change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law or regulations;

     (xi) enter into any futures contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

     (xii) incur any liability for borrowed funds (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or place upon or permit any lien or encumbrance upon any of its properties or assets, except liens of the type permitted in the exceptions to Section 2.13(a).


                              22

     (xiii) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

     (xiv)     engage in any transaction with an Affiliate;

     (xv) discharge or satisfy any material lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

     (xvi) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

     (xvii) invest in any investment securities other than United States government agencies with a term of one (1) year or less or federal funds;

     (xviii)    originate or acquire any loans or other
extensions of credit except for any lending commitments outstanding on the date hereof;

     (xix) take any action that would result in any of its representations and warranties contained in Article II of this Agreement not being true and correct in any material respect at the Effective Time; or

     (xx) agree to do any of the foregoing.

     4.03. No Solicitation. ASC and American agree that neither they nor any of their respective officers or directors shall, and that they shall direct and use their reasonable best efforts to cause each of their employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of ASC (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). ASC and American further agree that neither ASC nor American nor any of their respective officers and directors shall, and that they shall direct and use their reasonable best efforts to cause their employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent ASC or American from
(A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if ASC receives from the person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the Stockholders of ASC, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the ASC Board of Directors determines in good faith (after consultation with outside


                              23

legal counsel) that such action could be reasonably required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the ASC Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to ASC's stockholders from a financial point of view than the Merger. ASC and American agree that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. ASC and American agree that they will notify Bancorp immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives and shall provide Bancorp with copies of all such written inquiries or proposals and keep Bancorp apprised of any related discussions and negotiations.

     4.04. Current Information. During the period from the date hereof to the Effective Time, ASC will cause one or more of its designated representatives to confer from time to time, as Bancorp may reasonably request, with representatives of Bancorp regarding ASC's business, operations, prospects, assets and financial condition and matters relating to the completion of the transactions contemplated hereby. Within 25 days after the end of each month, ASC shall provide Bancorp with a consolidated statement of financial condition and a consolidated statement of earnings, without related notes, for such month prepared in accordance with past practices. On a weekly basis, ASC and American shall furnish Bancorp with a report, in such detail as reasonably requested by Bancorp, indicating all loans which have been originated, purchased or sold during such week as well as all applications for loans which have been received for processing ("pipeline report").


















                              24

     4.05.     Access to Properties and Records; Confidentiality.

     (a) ASC and American shall permit Bancorp and its representatives reasonable access to their properties and shall disclose and make available to Bancorp all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of ASC and American, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings (other than with respect to any minutes regarding discussions regarding Bancorp or Bank, which ASC and American, in their respective sole discretion, shall have the opportunity to redact from such minutes prior to disclosing to Bancorp or Bank), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Bancorp may have a reasonable interest. ASC and American shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. ASC and American will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. ASC and American shall make its directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Bancorp and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

     (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger and, if such Merger shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; shall use its best effort to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes. The obligation to keep such information confidential shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality; or
(ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.








                              25

     4.06.     Regulatory Matters.

     (a) Each of ASC, American, Bancorp and the Bank shall cooperate with each other and use their best efforts to prepare all necessary documentation to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as practicable (the parties hereto shall, in this context, use their best efforts to consummate the transactions contemplated hereby on or before March 31, 2005). The parties shall each have the right to review and approve in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

     (b) Each of the parties will furnish each other with all information concerning themselves, their directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of them to any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

     (c) Each of the parties will promptly furnish each other with copies of written communications received by them from, or delivered by any of the foregoing to, any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

     4.07. Approval of Stockholders. ASC will (a) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders as soon as reasonably practicable for the purposes of securing the adoption of such stockholders of this Agreement and the Agreement of Merger (which shall be the only matters considered at such special meeting),
(b) unless the Board of Directors of ASC makes a good faith determination, upon consideration of the advice of outside counsel that such recommendation could be reasonably deemed to constitute a breach of their fiduciary duties under applicable Indiana law, recommend to its stockholders the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby, and use its commercially reasonable efforts to obtain, as promptly as practicable, such approvals, and (c) cooperate and consult with Bancorp and the Bank with respect to the foregoing matters.

     4.08. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Agreement of Merger. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be

                              26

made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

     4.09. Disclosure Supplements. From time to time prior to the Effective Time, each party will promptly supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in
Article V or the compliance by ASC and American with the covenants set forth in Section 4.01 hereof.

     4.10. Public Announcements. The parties hereto shall approve in advance the substance of and cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation and as to which the parties releasing such information have used their best efforts to discuss with the other parties in advance.

     4.11. Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled and that it will not waive that condition, it will promptly notify the other party. Bancorp and ASC will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

     4.12.     Certain Post-Merger Agreements.

     The parties hereto agree to the following arrangements following the Effective Time:

     (a) Transferred Employees. Subject to the provisions of this Section 4.12, all Employees immediately prior to the Effective Time who are employed by Bancorp or the Bank immediately following the Effective Time ("Transferred Employees") will be covered by the employee benefit plans of Bancorp and/or the Bank on substantially the same basis as any employee of Bancorp and/or the Bank in a comparable position. Notwithstanding the foregoing, Bancorp may determine to continue any of the ASC or American's Benefits Plans for Transferred Employees in lieu of offering participation in the benefit plans of Bancorp and/or the Bank providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of the ASC or American Benefits Plans, or to merge any such Benefits Plans with the benefit plans of Bancorp and/or the Bank, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to the employees of Bancorp and/or the Bank generally. Except as specifically provided in this Section 4.12 and as otherwise prohibited by law, Transferred Employees' service with ASC or American shall be recognized as service with Bancorp or the Bank for purposes of eligibility to


                              27

participate and vesting, if applicable (but not for purposes of benefit accrual) under the benefit plans of Bancorp and/or the Bank subject to applicable break-in-service rules.

     (b) Health Plans. Bancorp will use its best efforts to cause any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by ASC or American on the Effective Time and who then change coverage to the Bancorp's or the Bank's medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll.

     (c) Employment, Severance and Change in Control Agreements. Any officer or employee of ASC or American who has an employment, severance or change in control agreement with ASC or American (each a "Contract Officer") which is disclosed on ASC Disclosure
Schedule 2.12(a) shall receive as of the Effective Time, the severance or termination payments provided for in their respective agreements ("Contract Payments") and as described and quantified in reasonable detail on ASC Disclosure Schedule 4.12(c). As a condition to receiving their Contract Payments, each Contract Officer shall sign and deliver to Bancorp a release agreement in the form reasonably requested by Bancorp.

      (d) Indemnification. From and after the Effective Time, Bancorp shall indemnify and hold harmless each present and former director, officer and employee of ASC and American determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (collectively, "Claims"), to the fullest extent to which such Indemnified Parties were entitled under Indiana law, the Articles of Incorporation, Charter and Bylaws of ASC and American as in effect on the date hereof. All rights to indemnification in respect to any Claim shall continue until the final disposition of such Claim.

     Any Indemnified Party wishing to claim indemnification under this Section 4.12(d), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Bancorp, but the failure to so notify shall not relieve Bancorp of any liability it may have to such Indemnified Party if such failure does not materially prejudice Bancorp. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Bancorp shall have the right to assume the defense thereof and Bancorp shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Bancorp elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Bancorp and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to Bancorp, and Bancorp shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the


                              28

Indemnified Parties will cooperate in the defense of any such matter, and (iii) Bancorp shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

     In the event that Bancorp or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 4.12(d), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties.

     (e) Insurance. Bancorp and the Bank shall maintain a directors' and officers' liability insurance policy covering the Indemnified Parties Costs in connection with any Claims for a period of three (3) years after the Effective Time at annual premiums no greater than 125% of the annual premium of the directors' and officers' liability insurance maintained by ASC and American as of the date hereof. With the prior written consent of Bancorp, such insurance policy may be acquired by ASC prior to the Effective Time.

     (f) Severance. Within sixty (60) days of the date hereof, the Bank shall use its reasonable best efforts to inform the employees of American of the likelihood of such employees having continued employment with the Bank following the Effective Time and, where appropriate, shall use its reasonable best efforts to interview the employees of American to determine if there are mutually beneficial employment opportunities available at the Bank. The Bank shall give any full-time, Transferred Employee who is terminated within six months from the Effective Time, except for those individuals terminated for cause, two weeks of severance pay for each year of service up to a maximum of 26 weeks severance pay. As a condition to receiving severance payments, such employees shall sign and deliver to Bancorp a release and non-solicitation agreement in the form reasonably requested by Bancorp.

     (g) Advisory Board. The Bank shall, effective as of the Effective Time, cause each person set forth on Exhibit E hereto, if such persons are willing to serve, to be elected or appointed as members of an Advisory Board to the Bank (the "Peoples Advisory Board") to be established by the Bank, the function of which shall be to assist the Bank maintain customer relationships in the market area currently served by American. The Peoples Advisory Board will be maintained for a period of two years and shall meet on a monthly basis. Each member of the Peoples Advisory Board shall receive fees for such service of $500 for each monthly meeting attended.

     (h) Retention Bonus. Bancorp agrees to create a retention bonus pool in order to help retain key employees. Employees of ASB or American, other than those covered by employment or change in control agreements, will be eligible to participate in the retention bonus pool. The amount to be awarded to an eligible employee, if any, shall be determined by Bancorp in consultation with ASB. Retention bonuses shall be paid only if the employee continues to be employed as of the Effective Time.


                              29

     4.13. Additional Covenants of Bancorp and Bank. From the date of this Agreement through and including the Effective Time, Bancorp and Bank agree to (a) allow ASC and American full and complete access to their respective compliance and collection departments and any related departments, including the full support of any employees within such departments, (b) use their respective best efforts to assist ASC and American with any and all issues related to compliance, and (c) use their respective best efforts to assist ASC and American with the collection of any amounts owed to American pursuant to any and all outstanding loans. Notwithstanding the foregoing, ASC and American acknowledge and affirm that, in any event, each entity is ultimately responsible for its own compliance and/or collection and neither Bancorp nor the Bank shall have, or shall be implied to have, any responsibility for such compliance or collection.


                           ARTICLE V

                       CLOSING CONDITIONS

     5.01.     Conditions to the Parties' Obligations Under This
Agreement. The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) All necessary regulatory, governmental or third party approvals, waivers, clearances, authorizations and consents (including without limitation the requisite approval and/or non-objection of the FRB, the OTS and the Department required to consummate the transactions contemplated hereby) shall have been obtained without any term or condition which would materially impair the value of ASC and American to Bancorp and the Bank or materially adversely affect the terms of the Merger as they relate to the stockholders of ASC; all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all waiting periods in respect thereof shall have expired.

     (b) All corporate action necessary to authorize the execution and delivery of this Agreement and the Agreement of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Bancorp, the Bank, ASC and American, including approval by the requisite vote of the stockholders of ASC of this Agreement and the Agreement of Merger.











                              30

     (c) No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement and which Bancorp, the Bank, ASC or American determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

     5.02. Conditions to the Obligations of Bancorp and the Bank Under This Agreement. The obligations of Bancorp and the Bank under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Bancorp and the Bank:

     (a) Each of the obligations of ASC and American required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of ASC and American contained in this Agreement shall have been true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date, or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect, and Bancorp and the Bank shall have received a certificate to that effect signed by the Chief Executive Officer of ASC and American.

     (b) ASC and American shall have furnished Bancorp and the Bank with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.02 as Bancorp and the Bank may reasonably request.

     5.03. Conditions to the Obligations of ASC and American Under this Agreement. The obligations of ASC and American under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by ASC and American:

     (a) Each of the obligations of Bancorp and the Bank required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Bancorp and the Bank contained in this Agreement shall have been true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a material adverse change in the business, operations, assets or financial condition of Bancorp and the Bank taken as a whole, and ASC and American shall have received a


                              31

certificate to that effect signed by the President and Chief Executive Officer of Bancorp and the Bank.

     (b) Bancorp and the Bank shall have furnished ASC and American with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.03 as ASC and American may reasonably request.

                           ARTICLE VI

            TERMINATION, AMENDMENT AND WAIVER, ETC.

     6.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Agreement of Merger by the stockholders of ASC:

     (a)  by mutual written consent of the parties hereto;

     (b) by Bancorp, the Bank, ASC or American (i) if the Effective Time shall not have occurred on or prior to September 30, 2005, or (ii) if a vote of the stockholders of ASC is taken and such stockholders fail to approve this Agreement and the Agreement of Merger at the meeting of stockholders (or upon reconvening the meeting after an adjournment thereof) of ASC contemplated by Section 4.07 hereof; unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

     (c) by Bancorp or ASC upon written notice to the other 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied;

     (d) by Bancorp or the Bank in writing if ASC or American has, or by ASC or American in writing if Bancorp or the Bank has, breached (i) any covenant or undertaking contained herein or in the Agreement of Merger, or (ii) any representation or warranty contained herein, which, in the case of either (i) or (ii), breach would, with respect to ASC or American, have a Material Adverse Effect on the business, operations, assets or financial condition of ASC and American taken as a whole, or upon the consummation of the transactions contemplated hereby, or, with respect to Bancorp and the Bank, have a material adverse effect on the ability of Bancorp and the Bank to consummate the transactions contemplated hereby, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time;

     (e) by Bancorp or ASC in writing, if any of the applications for prior approval referred to in Section 4.06 hereof are denied or are approved contingent upon the satisfaction of any condition or

                              32

requirement which, in the reasonable opinion of the Board of Directors of Bancorp or ASC as applicable, would materially impair the value of ASC and American taken as a whole to Bancorp, or would materially adversely affect the terms of the Merger as they relate to the stockholders of ASC and the time period for appeals and requests for reconsideration has run;

     (f) at any time prior to the meeting of stockholders of ASC to consider the Agreement, by Bancorp if (i) ASC shall have breached Section 4.03, (ii) ASC's Board of Directors shall have failed to make its recommendation referred to in Section 4.07, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Bancorp or (iii) ASC shall have materially breached its obligations under Section 4.07 by failing to call, give notice of, convene and hold the meeting of ASC's stockholders in accordance with Section 4.07;

     (g) by Bancorp if a tender offer or exchange offer for 15% or more of the outstanding shares of ASC Common Stock is commenced (other than by Bancorp), and the ASC Board of Directors recommends that the stockholders of ASC tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within a 10 business day period; and

     (h) by Bancorp or ASC in the event ASC has received an Acquisition Proposal and has determined to accept such Acquisition Proposal in accordance with Section 4.03.

     6.02. Effect of Termination. In the event of termination of this Agreement by Bancorp, the Bank, ASC or American as provided above, this Agreement shall forthwith become void (other than Sections 4.05(b), 6.04 and 7.01 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of the parties or their respective officers or directors except for the obligation of the parties under Sections 4.05(b) and 7.01 hereof and except for liability for any willful breach of this Agreement.

     6.03. Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of ASC, the parties may (a) amend this Agreement and the Agreement of Merger, (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of ASC, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement or the Agreement of Merger which modifies the amount of the Merger Consideration to be delivered to stockholders of ASC. This Agreement and the Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                              33

     6.04 Credit Line.  Upon termination of this Agreement under
Section 6.01 above, Bancorp and Bank shall not take any action to collect any of the amounts owed to Bancorp or Bank by ASC or American, including but not limited to amounts owed pursuant to that certain Credit Line issued by Bank to ASC on or about June 29, 2004, for a minimum of ninety days after such termination.


                          ARTICLE VII

                         MISCELLANEOUS

     7.01. Expenses; Termination Fee. Bancorp or Bank shall bear and pay all reasonable costs and expenses incurred by all parties in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel and the fees and expenses of the financial consultants, accountants and counsel of ASC and American , provided that in the event of a termination of this Agreement resulting from a willful breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for $375,000 to the other party, plus the reasonable expenses of the other party without prejudice to any other rights or remedies as may be available to the non-breaching party, including without limitation any rights under Section 7.01(b) hereof.

     (b) Notwithstanding anything to the contrary herein, ASC shall pay Bancorp the sum of $375,000 (the "Termination Fee") if this Agreement is terminated as follows:

          (i) if this Agreement is terminated by Bancorp pursuant to Section 6.01(f) or (g) or by Bancorp or ASC pursuant to Section 6.01(h); or

          (ii) if this Agreement is terminated by (A) Bancorp pursuant to Section 6.01(d) or (B) by either Bancorp or ASC pursuant to Section 6.01(b) and in the case of any termination pursuant to clause (A) or (B) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of ASC or ASC's Board of Directors (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of ASC contemplated by this Agreement at the meeting of ASC's stockholders to consider the Agreement, in the case of clause (B) (if the termination is pursuant to 6.01(b)(ii)), or the date of termination, in the case of clause (A) or clause (B) (if the termination was pursuant to Section 6.01(b)(i)).

     Any amount that becomes payable pursuant to this Section
7.01(b) shall be paid by wire transfer of immediately available funds to an account designated by Bancorp no later than the third business day following such termination.

     (c) ASC and Bancorp agree that the agreement contained in paragraph (b) of this Section 7.01 is an integral part of the transactions contemplated by this Agreement, that without such

                              34

agreement Bancorp would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by ASC and American. If ASC or American fail to pay Bancorp the amounts due under paragraph (b) above within the time periods specified therein, ASC or American shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Bancorp in connection with any action in which Bancorp prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

     (d) Amounts paid pursuant to Section 7.01(a) shall not be in addition to the amounts paid pursuant to Section 7.01(b). The maximum amount payable to Bancorp pursuant to this Agreement shall be $500,000, excluding costs and expenses incurred by Bancorp in connection with any action in which Bancorp prevails.

     7.02. Survival. The respective representations, warranties and covenants of the parties to this Agreement shall not survive the Effective Time but shall terminate as of the Effective Time, except for the provisions of Sections 4.12, 6.04 and 7.01 hereof.

     7.03. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight express or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram or telex addressed as follows:

     (a)  If to Bancorp, to:

          Peoples Community Bancorp, Inc.
          6100 West Chester Road
          West Chester, Ohio 45069
          Attn:  Jerry D. Williams
                 President and Chief Executive Officer

          Copy to:

          Elias, Matz, Tiernan and Herrick L.L.P.
          734 15th Street, N.W.
          Washington, D.C.  20005
          Attn:  Kevin M. Houlihan, Esq.









                              35

     (b)  If to ASC, to:

          American State Corporation
          131 Walnut Street
          P.O. Box 4188
          Lawrenceburg, Indiana  47025
          Attn:  Clark H. Byrum, Sr.
                 Chairman of the Board

          Copy  to:

          Bose McKinney & Evans LLP
          2700 First Indiana Plaza
          Indianapolis, Indiana 46204
          Attn:   Matthew R. Macaluso, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

     7.04. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto with out the prior written consent of the other party and, except as provided in Section 4.12 hereof or as otherwise expressly provided herein, that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

     7.05. Complete Agreement. This Agreement and the Agreement of Merger, including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement and understanding of the parties with respect to their subject matter and shall supersede all prior agreements and understandings between the parties, both written and oral, with respect to such subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.

     7.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     7.07. Governing Law. This Agreement shall be governed by the laws of the State of Indiana, without giving effect to the principles of conflicts of laws thereof.

     7.08. Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.09. Knowledge. An individual or entity will be deemed to have "knowledge" or to be "aware" of a particular fact or other matter if (i) such individual or entity is actually aware of such

                              36

fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.































                              37


     IN WITNESS WHEREOF, Bancorp, the Bank, ASC and American have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                              PEOPLES COMMUNITY BANCORP, INC.



                              By:  /s/Jerry D. Williams
                                   _____________________________________
                                   Jerry D. Williams
                                   President and Chief Executive Officer


                              PEOPLES COMMUNITY BANK



                              By:  /s/Jerry D. Williams
                                   _____________________________________
                                   Jerry D. Williams
                                   President and Chief Executive Officer



                              AMERICAN STATE CORPORATION



                              By:  /s/Clark H. Byrum, Sr.
                                   _____________________________________
                                   Clark H. Byrum, Sr.
                                   Chairman of the Board




                              AMERICAN STATE BANK



                              By:  /s/Clark H. Byrum, Sr.
                                   _____________________________________
                                   Clark H. Byrum, Sr.
                                   Chairman of the Board




                                                       EXHIBIT D

                           HOLDBACK
                       ESCROW AGREEMENT

     THIS HOLDBACK ESCROW AGREEMENT effective as of December 17, 2004 (the "Holdback Escrow Agreement") is entered into by and among Peoples Community Bancorp, Inc. ("Bancorp"), Peoples Community Bank (the "Bank") in its own capacity and as escrow agent ("Escrow Agent"), American State Corporation ("ASC") and American State Bank ("American").

     Richard A. Butler joins in the execution hereof to evidence his agreement to serve as the initial representative for the shareholders of ASC immediately prior to the Effective Time. Richard A. Butler or any successor appointed as the Shareholder Representative pursuant to the terms hereof is herein referred to as the "Shareholder Representative."

     WHEREAS, Bancorp, the Bank, ASC and American have entered into that certain Agreement and Plan of Merger dated as of December 17, 2004, pursuant to which ASC and American will be acquired by the Bank and the holders of the Class A and Class B common stock of ASC, no par value (the "ASC Common Stock"), shall receive consideration in the form of cash in accordance with such Merger Agreement (the "Merger Consideration");

     WHEREAS, Section 1.07 of the Merger Agreement provides for the escrow of certain funds for the potential benefit of former shareholders of ASC; and

     WHEREAS, Bancorp, the Bank, ASC and American believe it is in their respective best interests and the best interests of the shareholders of ASC to enter into this Escrow Agreement;

     NOW, THEREFORE, in consideration of the premises and covenants contained herein and in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

     1. Definitions. Except as herein defined, capitalized terms used in this Holdback Escrow Agreement have the meanings set forth in the Merger Agreement.

     2. Appointment of Escrow Agent. Peoples Community Bank is hereby appointed as Escrow Agent under this Holdback Escrow
Agreement to perform the services described herein, and the Escrow Agent hereby accepts such appointment.

     3. Loan and Real Estate Owned Resolution. The funds constituting the Holdback Escrow are being held for the potential benefit of holders of the issued and outstanding shares of ASC Common Stock immediately prior to the Effective Time, other than Bancorp or the Bank ("Holdback Participants"), subject to the repayment, individual or bulk sale, refinance, disposition, acceptance or retention by the Bank in its reasonable judgment or other similar resolution (the "Resolution") of all loans ("Loans") and real estate owned ("REO") set forth on Appendix A hereto (Loans and REO are referred to collectively as "Assets"). Appendix A hereto sets forth with respect to the Loans and REO, to the extent applicable, the borrower's name, loan file number, collateral and carrying value on American's books and records as of November 30, 2004. ("Carrying Value"). To the extent that there has been no Resolution of an Asset as of September 30, 2005, such Asset shall be sold at auction.

     Pursuant to Section 4.01 of the Agreement and Plan of Merger, between the date hereof and the Closing, American and ASC shall use commercially reasonable efforts to seek Resolution of all Assets. After the Closing, the Bank shall assume such responsibility.

     All reasonable attorneys' fees and expenses incurred in seeking Resolution of the Assets shall be recoverable on a monthly basis as a distribution from the Escrow.

     4. Deposit into Escrow. Pursuant to the terms of the Merger Agreement, as of the date hereof, the Bank will establish an escrow account for the potential benefit of Holdback Participants in the amount of $1.2 million (the "Escrow Amount"). The Escrow Amount shall remain on deposit with the Escrow Agent pursuant to the terms hereof and shall be disbursed only pursuant to the terms of Section 6 of this Holdback Escrow Agreement.

     The rights of Holdback Participants to any portion of the Escrow Amount are not transferable or assignable by such shareholders other than by will or by the laws of descent and distribution in the case of a natural person, or in the case of a trust or entity, to any successor trustee or successor entity.

     5. Distribution From Escrow. Except for attorneys' fees and expenses as set forth in Section 3 above, no distribution shall be made from the Holdback Escrow unless and until the Resolution of each and every Asset. Upon Resolution of all Assets, any amounts remaining in the Holdback Escrow shall be promptly distributed, with interest, to Holdback Participants, on a pro rata basis based upon such shareholder's ownership interest in ASC Common Stock immediately prior to the Effective Time. Any amount distributed hereunder shall be the Holdback Consideration (as defined below) and shall constitute the entire consideration due Holdback Participants from the Holdback Escrow.

     6.   Determination of Holdback Consideration.

          The amount, if any, to be distributed hereunder shall be the sum of:

               (i) the Escrow Amount (after payment of all reasonable attorney fees and expenses), subject to the net gain or net loss from the Resolution of the Assets ("Net Amount"); and

               (ii) interest on the Net Amount at 5% for the period between the Closing and such date of distribution (the
"Holdback Consideration").

     The Net Amount shall be determined by comparing the consideration received for the Resolution of an Asset, net of all costs and fees not otherwise recovered from a borrower on a Loan, including but not limited to real estate taxes and fees, legal fees, collection fees, selling expenses, commissions and other related costs and expenses ("Asset Consideration"), to the

                              2

Carrying Value and, with respect to a Loan, imputed interest and late fees on the Loan through the date of Resolution. The amount of Asset Consideration in excess of the Carrying Value shall be added to the Escrow Amount while the amount of the shortfall between the Asset Consideration and the Carrying Value shall be deducted from the Escrow Amount. Notwithstanding the foregoing, to the extent that there is a final determination in the action entitled Jason Hoskins, Amy Hoskins, and Jerry Hoskins American State Bank and Will Allison (the "Hoskins Action") in favor of the plaintiffs and such determination exceeds $49,800 ("Base Amount"), such excess amount shall also be deducted from the Escrow Amount.

     7.   Shareholder Representative.

          (a) Richard A. Butler shall be the initial representative for the Holdback Participants with respect to their interests in the Holdback Escrow and the Holdback Consideration. Subject to the foregoing, the Shareholder Representative shall promptly and completely exercise such authority in a timely manner to:

               (i) participate in, represent and bind the Holdback Participants in all respects with respect to any arbitration or legal proceeding relating to this Holdback Escrow Agreement, including, without limitation, the defense and settlement of any matter, and the calculation thereof for every purpose thereunder, consent to jurisdiction, to enter into any settlement, and to entry of judgment, each with respect to any or all of the Holdback Participants;

               (ii) receive, comment on, accept and give notices and other communications relating to this Holdback Escrow
Agreement;

               (iii) take any reasonable action that the Shareholder Representative deems necessary or desirable in order to fully effectuate the transactions contemplated by this Holdback Escrow Agreement; provided that, the responsibility for seeking Resolution of Assets shall be that of American, ASC and the Bank pursuant to this Holdback Escrow Agreement; and

               (iv) execute and deliver any instrument or document that the Shareholders Representative deems necessary or desirable in the exercise of his authority under this Holdback
Escrow Agreement.

          (b) If any Shareholder Representative shall have died, become incapacitated or unable to serve or resigned, those Holdback Participants who, as of immediately prior to the Effective Date, held shares of ASC Common Stock entitling such shareholders to receive a majority of the Holdback Consideration (a "Majority in Interest") shall promptly designate by written notice delivered to the Escrow Agent, a replacement Shareholder Representative. In addition, a Majority in Interest shall maintain the right to remove the Shareholder Representative and designate by written notice delivered to the Escrow Agent, a replacement Shareholder Representative.

          (c) Compensation to Shareholder Representative at the hourly rate of $175 and any reasonable costs and expenses incurred by the Shareholder Representative in connection with actions taken pursuant to or permitted by this section will initially be reimbursed by the Bank and deducted from the Holdback Escrow.

                              3


          (d) All parties hereto shall be entitled to rely on all actions and communications of any such Shareholder Representative as being genuine and binding on all of the Holdback Participants.

          (e) The Shareholder Representative shall have no liability to any Holdback Participants for any act or omission or obligation hereunder, unless such action or inaction results from the Shareholder Representative's gross negligence or willful misconduct. The duties and responsibilities of the Shareholder Representative hereunder shall be determined solely by the express provisions of this Holdback Escrow Agreement and no other or further duties or responsibilities shall be implied.

     8. The Escrow Agent's Responsibilities. The Escrow Agent's responsibilities with respect to the Holdback Escrow shall be for the receipt and holding of the Escrow Account, and the disbursement thereof in accordance with this Holdback Escrow Agreement. The Escrow Agent may in accordance with this Escrow Agreement act upon (and shall be fully protected in acting upon) any written instruction or other instrument that the Escrow Agent in good faith believes to be genuine and what it purports to be. The Escrow Agent shall not be liable to any person for anything that the Escrow Agent may do or refrain from doing in accordance with this Escrow Agreement, unless such action or inaction results from the Escrow Agent's gross negligence or willful misconduct. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement and no other or further duties or responsibilities shall be implied.

     9. Arbitration of Dispute. If the parties are unable to resolve any dispute within 30 days after a dispute notice is given by one party to the other, such dispute shall be submitted for resolution to an independent accounting firm jointly selected by the parties hereto. If the parties hereto are unable to agree upon such accounting firm within fifteen days after the end of the 30-day period referred to in the preceding sentence, then such matter shall be submitted for resolution to the accounting firm of Clifton Gunderson, LLP. Clifton Gunderson, LLP or the independent accounting firm to whom the dispute is submitted for resolution is hereinafter referred to as the "Arbiter." The Arbiter shall gather information in such manner as it determines, in its sole discretion and judgment, is fair and appropriate and the Arbiter shall not be governed by the rules of the American Arbitration Association or any other published rules generally governing arbitration. The determinations of the Arbiter shall be final and binding for all purposes under this Agreement. The Arbiter shall allocate responsibility for paying its fees and expenses and the parties' attorneys' fees and expenses, accounting fees and expenses and other professional fees and expenses between the parties in a manner that reflects the Arbiter's resolution of the matters in dispute.

     The parties agree that the determination of the Arbiter and award, if any, may be entered with any court having jurisdiction and the determination and award, if any, may then be enforced among the parties, without further evidentiary proceedings, as if entered by a court at the conclusion of a judicial proceeding in which no appeal was taken.

                              4

     By agreeing to arbitrate the dispute, the Parties are giving up any rights they might possess to have the dispute litigated in a court or jury trial and judicial rights to discovery and appeal. If a party refuses to submit to arbitration by the Arbiter after agreeing to this provision, such party may be compelled to arbitrate under the authority of Indiana law.

     10. Termination. This Holdback Escrow Agreement shall terminate upon the earlier of (i) the distribution of the Holdback Escrow upon the Resolution of all Assets in accordance with Section 5 hereof, and (ii) December 31, 2005, provided, however, that if the Hoskins Action is not settled or resolved or a final determination, including legal fees and expenses ("Final Determination") has not been reached by December 31, 2005, this Holdback Escrow Agreement shall survive but only with respect to an amount equal to $100,000. Such amount shall be maintained in the Holdback Escrow until Final Determination. If a Final Determination is made in favor of the plaintiffs in an amount up to the Base Amount, the entire $100,000 shall be distributed to Holdback Participants. If a Final Determination is made in favor of the plaintiffs in an amount in excess of the Base Amount but less than $149,800, the $100,000 shall be reduced proportionately for each dollar of the Final Determination in excess of the Base Amount. If a Final Determination is made in favor of plaintiff's in excess of $149,800 no distribution of the $100,000 shall be made to the Holdback Participants.

     11.  Miscellaneous.

          (a) Notices. Any and all notices, requests, instructions and other communications required or permitted to be given under this Holdback Escrow Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or by facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (i) in the case of personal delivery or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this
Section 11. All communications must be in writing and addressed as follows:

If to Bancorp or the Bank:

6100 West Chester Road
P.O. Box 1130
West Chester, Ohio  45071
Fax No.:   (513) 881-7594
Attention: Jerry D. Williams, President and Chief Executive Officer

With a copy to:

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, NW, 12th Floor

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Washington, D.C. 20005
Fax No.:   (202) 347-2172
Attention: Kevin M. Houlihan, Esq.

If to ASC or American; to:

American State Corporation
c/o of The Key Corporation
P.O. Box 1646
Indianapolis, Indiana 46206-1646
Fax No.:    (317) 231-2288
Attention:  Clark H. Byrum, Sr., Chairman of the Board



With a copy to:

Bose McKinney & Evans LLP
2700 First Indiana Plaza
Indianapolis, Indiana  46204
Fax No.:    (317) 223-0447
Attention:  Matthew R. Macaluso, Esq.


If to Shareholder Representative:

Richard A. Butler, Esq.
310 West High Street
Lawrenceburg IN 47025
Fax No.:  (812) 537-1937


          (b) Binding Agreement. This Holdback Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, personal representatives and assigns. Nothing in this Holdback Escrow Agreement is intended or shall be construed to give any party, other than the parties hereto, any legal or equitable rights, remedy or claim under or in respect of this Holdback Escrow Agreement or any provision contained herein.

          (c) Assignment. This Holdback Escrow Agreement shall not be assigned by operation of law or otherwise. Prior to the distribution thereof, no portion of the Holdback Escrow shall be subject to interference or control by any creditor of any Holdback Participant or the Escrow Agent or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Holdback Escrow Agreement. This Holdback Escrow Agreement and the Merger Agreement and related agreements constitute the entire agreement among the parties and there are no agreements,

                              6

understandings, representations or warranties among the parties on the subject matter hereof other than those set forth herein and therein.

          (d) Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

          (e) Further Cooperation. Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Holdback Escrow Agreement.

          (f) Counterparts. This Holdback Escrow Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

          (g) Applicable Law. This Holdback Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without giving effect to conflicts of laws principles.

          (h) Amendment. This Holdback Escrow Agreement may be amended only by a written instrument executed by Bancorp, the Bank and the Shareholder Representative and, to the extent applicable, ASC and American; provided, however, that no amendment that reduces the amount that any Holdback Participant will receive under this Holdback Escrow Agreement shall be effective without such Holdback Participant's consent.

          (i) Severability. If any clause, provision, or section of this Holdback Escrow Agreement is ruled illegal, invalid, or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision, or section shall not affect any of the remaining provisions hereof.

                   [Signature Page Follows]










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     IN WITNESS WHEREOF, the parties have duly caused this
Holdback Escrow Agreement to be effective as of the date first written.

                          PEOPLES COMMUNITY BANCORP, INC.


                          By: /s/Jerry D. Williams
                              _____________________________________________
                              Jerry D. Williams
                               President and Chief Executive Officer


                          PEOPLES COMMUNITY BANK


                          By: /s/Jerry D. Williams
                              _____________________________________________
                              Jerry D. Williams
                               President and Chief Executive Officer


                          AMERICAN STATE CORPORATION

                          By: /s/Clark H. Byrum, Sr.
                              _____________________________________________
                              Clark H. Byrum, Sr.
                               Chairman of the Board


                          AMERICAN STATE BANK

                          By: /s/Clark H. Byrum, Sr.
                              _____________________________________________
                              Clark H. Byrum, Sr.
                               Chairman of the Board


                          "SHAREHOLDER REPRESENTATIVE"


                          By: /s/Richard A. Butler
                              _____________________________________________
                              Richard A. Butler, Shareholder Representative



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